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                                  September 11, 1996



Duff & Phelps Credit Rating Co.
55 East Monroe Street
Chicago, Illinois  60603

    Re:  Duff & Phelps Credit Rating Co.
         Registration Statement on Form S-3
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Gentlemen:

    We have acted as counsel for Duff & Phelps Credit Rating Co., an Illinois corporation (the "Company"), in connection with the preparation of a registration statement on Form S-3 (the "Registration Statement") relating to the registration of 33,603 shares of the Company's Common Stock (the "Shares") to be issued pursuant to the exercise of certain outstanding stock options.

    We have participated in the preparation of the Registration Statement filed with the Commission. In this connection, we have examined originals or copies identified to our satisfaction of such documents, corporate and other records, certificates, and other papers as we deemed necessary to examine for purposes of this opinion, including but not limited to the Articles of Incorporation and By-laws of the Company.

    It is our opinion that the Shares to be issued by the Company, when sold pursuant to the exercise of certain outstanding stock options, will be legally issued, fully paid and non-assessable.

    We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to Lord, Bissell & Brook under "Legal Opinion" in the Prospectus included in the Registration Statement.

                                       Very truly yours,



                                       LORD, BISSELL & BROOK